Exhibit 99.1

News Release
RAMBUS REPORTS FIRST QUARTER FINANCIAL RESULTS

Business and Financial Highlights:

•	Generated quarterly revenue of $72.7 million

•	Extended patent license agreement with AMD

•	Acquired secure mobile payment and smart ticketing solutions businesses, Bell ID and Ecebs

•	Bell ID to support Android Pay

•	GAAP diluted net income per share of $0.02; non-GAAP diluted net income per share of $0.13
SUNNYVALE, Calif. - April 18, 2016 - Rambus Inc. (NASDAQ:RMBS) today reported financial results for the first quarter ended March 31, 2016.

GAAP Financial Results:

Revenue for the first quarter of 2016 was $72.7 million, which was down 5% from the fourth quarter of 2015 primarily due to lower patent and technology royalty revenue from various customers. As compared to the first quarter of 2015, revenue was down slightly primarily due to lower patent royalty revenue, offset by higher revenue from security technology development projects, including revenue from the acquisition of SCS.

Total operating costs and expenses for the first quarter of 2016 were $63.4 million, 12% higher than the previous quarter and 15% higher than the first quarter of 2015. First quarter operating costs and expenses of $63.4 million included $4.9 million of stock-based compensation expenses, $7.7 million of amortization expenses and $1.8 million of acquisition-related transaction costs. In comparison, total operating costs and expenses for the fourth quarter of 2015 of $56.4 million included $3.3 million of stock-based compensation expenses, $6.2 million of amortization expenses and $3.6 million of restructuring charges. Total operating costs and expenses for the first quarter of 2015 were $55.0 million, which included $3.8 million of stock-based compensation expenses and $6.3 million of amortization expenses. The change in total operating costs and expenses in the first quarter of 2016 as compared to the fourth quarter of 2015 was primarily due to the restructuring charges in the fourth quarter of 2015, higher headcount related costs, acquisition related costs and amortization expense due to the acquisition in 2016, partially offset by lower prototyping costs. The change in total operating costs and expenses in the first quarter of 2016 as compared to the first quarter of 2015 was primarily attributable to the gain from sale of intellectual property in the first quarter of 2015, higher headcount related costs, acquisition related costs and amortization expense due to the acquisition in 2016.

Net income for the first quarter of 2016 was $1.9 million as compared to net income of $13.0 million in the fourth quarter of 2015 and net income of $9.5 million in the first quarter of 2015. Diluted net income per share for the first quarter of 2016 was $0.02 as compared to diluted net income per share of $0.11 in the fourth quarter of 2015 and diluted net income per share of $0.08 in the first quarter of 2015, respectively.

Non-GAAP Financial Results (1):

Total non-GAAP operating costs and expenses in the first quarter of 2016 were $49.0 million, which was 13% higher than the previous quarter, and 9% higher than the first quarter of 2015.

Non-GAAP net income in the first quarter of 2016 was $14.6 million, 29% lower than the prior quarter and 14% lower than the first quarter of 2015. Non-GAAP diluted net income per share was $0.13 in the first quarter of 2016 as compared to $0.18 in the prior quarter and $0.14 in the first quarter of 2015.

Other Financial Highlights:

Cash, cash equivalents, and marketable securities as of March 31, 2016 were $225.6 million, a decrease of $62.1 million from December 31, 2015. The decrease in cash was primarily due to the cash paid for the acquisition in the first quarter of 2016, partially offset by cash generated from operating activities.

During the first quarter of 2016, the Company recorded an income tax provision of approximately $4.5 million.

Second Quarter 2016 Outlook:

For the second quarter of 2016, the Company expects revenue to be between $72 million and $77 million. Achieving revenue in this range will require that the Company sign new customer agreements for mobile payments software and solutions licensing among other matters.

Conference Call:

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at investor.rambus.com. A replay will be available following the call as a webcast on the Rambus Investor Relations website and for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 89975569.

(1)	Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expenses, acquisition-related transaction costs and retention bonus expense, amortization expenses, restructuring charges, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.
The Company’s non-GAAP financial measures reflect adjustments based on the following items:
Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.
Acquisition-related transaction costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods.

Restructuring charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.
Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.
Non-cash interest expense on convertible notes. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 35 percent for periods in 2016 and 36 percent for periods in 2015, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant years to assist the Company’s planning for future periods. The Company has provided below a reconciliation of its GAAP provision for income taxes and GAAP effective tax rate to the assumed non-GAAP provision for income taxes and non-GAAP effective tax rate.
On occasion in the future, there may be other items, such as impairments and significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 including those relating to Rambus’ expectations regarding 2016 revenue for the second quarter of 2016, and estimated, fixed, long-term projected tax rates. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Rambus Inc.

Rambus creates cutting-edge semiconductor and IP products, spanning memory and interfaces to security, smart sensors and lighting. Our chips, customizable IP cores, architecture licenses, tools, services, training and innovations improve the competitive advantage of our customers. We collaborate with the industry, partnering with leading ASIC and SoC designers, foundries, IP developers, EDA companies and validation labs. For more information, visit www.rambus.com.
RMBSFN
Contacts:
Linda Ashmore
Corporate Communications
Rambus Inc.
(408) 462-8411
lashmore@rambus.com
Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$136,629	$143,764
Marketable securities	88,943	143,942
Accounts receivable	14,617	16,408
Prepaids and other current assets	13,017	11,476
Total current assets	253,206	315,590
Intangible assets, net	114,325	64,266
Goodwill	163,805	116,899
Property, plant and equipment, net	56,403	56,616
Deferred taxes, long-term	160,464	162,485
Other assets	4,622	2,165
Total assets	$752,825	$718,021

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,874	$4,096
Accrued salaries and benefits	8,432	12,278
Other current liabilities	26,809	11,992
Total current liabilities	40,115	28,366
Long-term liabilities:
Convertible notes, long-term	121,069	119,418
Long-term imputed financing obligation	38,496	38,625
Other long-term liabilities	18,424	5,079
Total long-term liabilities	177,989	163,122
Total stockholders’ equity	534,721	526,533
Total liabilities and stockholders’ equity	$752,825	$718,021

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenue:
Royalties	$62,877	$66,963
Contract and other revenue	9,805	5,951
Total revenue	72,682	72,914
Operating costs and expenses:
Cost of revenue (1)	12,207	10,756
Research and development (1)	28,527	28,534
Sales, general and administrative (1)	23,095	18,502
Gain from sale of intellectual property	—	(2,260)
Gain from settlement	(441)	(510)
Total operating costs and expenses	63,388	55,022
Operating income	9,294	17,892
Interest income and other income (expense), net	242	132
Interest expense	(3,141)	(3,083)
Interest and other income (expense), net	(2,899)	(2,951)
Income before income taxes	6,395	14,941
Provision for income taxes	4,517	5,439
Net income	$1,878	$9,502
Net income per share:
Basic	$0.02	$0.08
Diluted	$0.02	$0.08
Weighted average shares used in per share calculation
Basic	109,733	115,336
Diluted	112,252	117,442

_________
(1) Total stock-based compensation expense for the three months ended March 31, 2016 and 2015 is presented as follows:

	Three Months Ended March 31,
	2016	2015
Cost of revenue	$14	$12
Research and development	$2,080	$1,767
Sales, general and administrative	$2,770	$1,987

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

Operating costs and expenses	$63,388	$56,439	$55,022
Adjustments:
Stock-based compensation expense	(4,864)	(3,347)	(3,766)
Acquisition-related transaction costs and retention bonus expense	(1,808)	—	(2)
Amortization expense	(7,719)	(6,160)	(6,323)
Restructuring charges	—	(3,576)	—
Non-GAAP operating costs and expenses	$48,997	$43,356	$44,931

Operating income	$9,294	$20,334	$17,892
Adjustments:
Stock-based compensation expense	4,864	3,347	3,766
Acquisition-related transaction costs and retention bonus expense	1,808	—	2
Amortization expense	7,719	6,160	6,323
Restructuring charges	—	3,576	—
Non-GAAP operating income	$23,685	$33,417	$27,983

Income before income taxes	$6,395	$17,562	$14,941
Adjustments:
Stock-based compensation expense	4,864	3,347	3,766
Acquisition-related transaction costs and retention bonus expense	1,808	—	2
Amortization expense	7,719	6,160	6,323
Restructuring charges	—	3,576	—
Non-cash interest expense on convertible notes	1,651	1,627	1,559
Non-GAAP income before income taxes	$22,437	$32,272	$26,591
GAAP provision for income taxes	4,517	4,570	5,439
Adjustment to GAAP provision for income taxes	3,336	7,048	4,134
Non-GAAP provision for income taxes	7,853	11,618	9,573
Non-GAAP net income	$14,584	$20,654	$17,018

Non-GAAP basic net income per share	$0.13	$0.19	$0.15
Non-GAAP diluted net income per share	$0.13	$0.18	$0.14
Weighted average shares used in non-GAAP per share calculation:
Basic	109,733	111,476	115,336
Diluted	112,252	113,388	117,442

Supplemental Reconciliation of GAAP to Non-GAAP Effective Tax Rate (1)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

GAAP effective tax rate	71%	26%	36%
Adjustment to GAAP effective tax rate	(36)%	10%	—%
Non-GAAP effective tax rate	35%	36%	36%

(1)
For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 35 percent for periods in 2016 and 36 percent for periods in 2015, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant year to assist the Company’s planning for future periods.